Exhibit 99.1

CytomX Therapeutics Announces Third Quarter 2020 Financial Results
and Provides Business Update

Company to host a conference call today, November 5, 2020, at 5:00 p.m. ET / 2:00 p.m. PT

SOUTH SAN FRANCISCO, CA, November 5, 2020– CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody® technology platform, today reported third quarter 2020 financial results and provided a business update.

“As we approach the end of the year, the productivity of our R&D engine is evident with the growing breadth of our clinical pipeline, which is increasingly focused on previously undruggable targets. Between CytomX and our partners, there are now five Probody programs in the clinic, with four in Phase 2 studies, including CX-2029, for which we were excited to announce the treatment of the first patient in the expansion cohorts earlier today,” said Sean McCarthy, D.Phil., president, chief executive officer and chairman of CytomX Therapeutics. “So far this year, we have reported single agent anti-cancer activity for CX-072, CX-2009 and CX-2029, and we also are encouraged by the promising Phase 1 tolerability data reported by BMS for the anti-CTLA-4 Probody, BMS-986249. In addition, we continue to advance compelling preclinical candidates targeting EpCAM and EGFR-CD3 toward clinical development. Looking ahead to 2021, we believe we are well positioned for significant data updates from our robust clinical portfolio.”

Third Quarter Business Highlights and Recent Developments

Clinical Pipeline Progress: Advancing into Multiple Phase 2 Expansion Cohorts

CX-2009: Phase 2 Expansion Studies in HER2 Negative Breast Cancer Subtypes in 2020

•

CytomX expects to initiate a redesigned, multi-arm Phase 2 study evaluating CX-2009, a first in class anti-CD166 Probody drug conjugate, in patients HER2 negative breast cancer, in the fourth quarter of 2020.  CX-2009 is armed with the maytansinoid payload DM4.

•

This Phase 2 study is expected to be comprised of three arms.  Arm A will enroll patients with hormone receptor (ER, PR) positive, HER2 non-amplified breast cancer for treatment with CX-2009 monotherapy (7mg/kg, q3w). Arm B will enroll patients with triple negative breast cancer (TNBC) for treatment with CX-2009 monotherapy (7mg/kg, q3w).  Arm C will enroll patients with TNBC for treatment with CX-2009 monotherapy (7mg/kg q3w) in combination with CX-072 (pacmilimab, 1200mg q3w), the Company’s proprietary anti-PD-L1 Probody therapeutic candidate. Additional information is available at ClinicalTrials.gov using the identifier NCT04596150.

•

Data from the Phase 1 study of CX-2009 in patients with HER2 negative breast cancer were presented at the American Society of Clinical Oncology’s (ASCO) ASCO20 Virtual Scientific Program in May and will be updated at San Antonio Breast Cancer Conference later this year .

CX-2029: Initiation of Phase 2 Expansion Cohorts

•

Today, CytomX, in partnership with AbbVie, announced the treatment of the first patient in the Phase 2 expansion cohorts evaluating CX-2029, a first in class anti-CD71 Probody drug conjugate, as monotherapy in patients with head and neck squamous cell cancer (HNSCC), squamous non-small cell lung cancer (SqNSCLC), esophageal carcinoma, and diffuse large B cell lymphoma (DLBCL). Additional information is available at ClinicalTrials.gov using the identifier NCT03543813. CytomX anticipates initial data from this study in late 2021.

•

Preliminary clinical data from the first-in-human, Phase 1 dose escalation study of CX-2029 in patients with solid tumors was presented at the American Society of Clinical Oncology’s (ASCO) ASCO20 Virtual Scientific Program in May.

•	Updated data from an August 14, 2020 cutoff of this study is included below: (Figures 1 and 2). Of note:
o	12 patients with sqNSCLC or HNSCC were enrolled in the Phase 1 dose escalation
▪	4 patients with sqNSCLC were enrolled into the 1, 3 or 5mg/kg cohorts of the study.
•	3 out of 4 patients had a best response of stable disease or better:
o	2 patients had confirmed partial responses with a duration of 2.5 months and 5.6 months, dosed at 5 and 3 mg/kg respectively.
o	1 patient with stable disease enrolled in the 3mg/kg cohort remained on treatment with stable disease for 26 weeks.
o	1 patient experienced disease progression at the first on-treatment assessment and was enrolled at the 1mg/kg dose level.
▪	8 patients with HNSCC were enrolled into the 2 or 3mg/kg cohorts of the study.
•	7 out of 8 patients showed a best response of stable disease or better:
o	1 patient with a confirmed PR remains ongoing at 38 weeks on treatment, with target lesion reduction of greater than 80%.
o	1 patient with stable disease remains on treatment at 33 weeks.
o	The remaining patients have come off treatment for disease progression.
▪	None of these 12 patients stopped treatment for a toxicity related issue.
o	The most commonly occurring Grade 3 or higher adverse event was anemia, occurring in 49% of 45 treated patients across all dose levels. No new safety signals were observed at the updated data cutoff.

Figure 1: CX-2029 Spider Plot: Phase 1 Dose Escalation Study (2-5 mg/kg)

* Denotes subject who is considered to be on treatment, as no End of Treatment date is in the database.

Figure 2: CX-2029 Waterfall Plot: Phase 1 Dose Escalation Study (2-5 mg/kg)

aNSC = non–small cell lung cancer (adenocarcinoma), CRC = colorectal cancer, HCC = hepatocellular carcinoma, HN = head and neck squamous cell carcinoma, MPM = malignant pleural mesothelioma, PAC = pancreatic cancer, PEC = perivascular epithelioid cell tumor, sNSC=non–small cell lung cancer (squamous cell carcinoma), TC = thyroid carcinoma.

*Denotes subjects still on treatment.

BMS-986249: Anti-CTLA-4 Probody Immunotherapeutic

•

Bristol Myers Squibb continues to enroll patients as part of the Part 2a randomized cohort expansion of the ongoing Phase 1/2a trial of BMS-986249 administered in combination with nivolumab (Opdivo®) in patients with metastatic melanoma. Additional information is available at ClinicalTrials.gov using the Identifier NCT03369223.

•	Bristol Myers Squibb presented safety data from the dose escalation stage of a Phase 1/2a trial at the American Society of Clinical Oncology’s (ASCO) ASCO20 Virtual Scientific Program in May.

BMS-986288: Anti-CTLA-4 Non-Fucosylated Probody Immunotherapeutic

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Bristol Myers Squibb continues to enroll patients as part of the Part 1 dose escalation study of the ongoing Phase 1/2a trial of BMS-986288 administered as monotherapy and in combination with nivolumab in patients with selected advanced solid tumors. Additional information is available at ClinicalTrials.gov using the Identifier NCT03994601.

Preclinical Pipeline

CX-2043 EpCAM Probody Drug Conjugate

•

In October, CytomX presented updated preclinical data at the 32nd EORTC-NCI-AACR Symposium for CX-2043, a Probody Drug Conjugate targeting EpCAM (Epithelial Cell Adhesion Molecule), a widely expressed tumor antigen. CX-2043 is conjugated to the novel maytansinoid payload, DM-21. CX-2043 demonstrated potent anti-tumor activity across multiple cancer types and superior tolerability in animal models compared to the corresponding antibody drug conjugate. CytomX is advancing CX-2043 towards clinical studies with IND filing projected for late 2021.

CX-904 EGFR-CD3 Probody Bispecific

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CytomX continued to advance CX-904, the lead candidate from the Epidermal Growth Factor Receptor-CD3 T-Cell Bispecific program, towards IND-enabling studies. CX-904 is partnered with Amgen as part of a global co-development agreement.

Third Quarter 2020 Financial Results

Cash, cash equivalents and short-term investments totaled $321.1 million as of September 30, 2020, compared to $296.1 million as of December 31, 2019.

Revenue was $17.8 million for the three months ended September 30, 2020, compared to $10.7 million for the three months ended September 30, 2019.  The net increase in revenue of $7.1 million was primarily due to an increase of $2.6 million from AbbVie resulting from the recognition of the percentage of completion for the current quarter related to the $40.0 million milestone payment received in March 2020 under the CD71 Co-Development and Licensing Agreement, and an increase of $4.5 million consisting of the $4.0 million related to the recognition of revenue from the $80 million upfront payment, as well as $0.5 million in service revenue, under the Collaboration and License Agreement with Astellas entered into in March 2020.

Research and development expenses decreased by $3.9 million during the three months ended September 30, 2020 to $24.0 million compared to $28.0 million in the corresponding period in 2019.  The decrease was largely attributed to a decrease in clinical trial activities primarily due to the COVID-19 pandemic.

General and administrative expenses were essentially flat during the three months ended September 30, 2020, amounting to $8.6 million compared to $8.5 million in the corresponding period in 2019.

Teleconference Scheduled Today at 5:00 p.m. ET (2:00 p.m. PT)

Conference Call & Webcast Information

CytomX management will host a conference call today at 5:00 p.m. ET (2:00 p.m. PT).  Interested parties may access the live audio webcast of the teleconference through the “Investor & News” section of CytomX's website at http://ir.cytomx.com or by dialing 1-877-809-6037 (U.S. and Canada) or 1-615-247-0221 (International) and using the passcode 6705899. An archive of the webcast will be available on the CytomX website from November 5, 2020, until November 12, 2020.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company with a vision of transforming lives with safer, more effective therapies. We are developing a novel class of investigational antibody therapeutics, based on our Probody® technology platform, for the treatment of cancer. CytomX has strategic drug discovery and development collaborations with AbbVie, Amgen, Astellas, and Bristol Myers Squibb.

Probody therapeutics are designed to remain inactive until they are activated by proteases in the tumor microenvironment. As a result, Probody therapeutics are intended to bind selectively to tumors and decrease binding to healthy tissue, to minimize toxicity and potentially create safer, more effective therapies. As leaders in the field, our innovative technology is designed to turn previously undruggable targets into druggable targets and to enable more effective combination therapies. CytomX and its partners, comprised of leading biotechnology and pharmaceutical companies, have developed a robust pipeline of potential first-in-class therapeutic candidates against novel, difficult to drug targets and potential best-in-class immunotherapeutic candidates against clinically validated targets. The CytomX clinical stage pipeline includes first-in-class product candidates against previously undruggable targets, including a CD166-targeting Probody drug conjugate wholly owned by CytomX (CX-2009) and a

CD71-targeting Probody drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody drug conjugates due to their presence on many healthy tissues. The CytomX clinical stage pipeline also includes cancer immunotherapeutic candidates against validated targets such as our wholly owned anti-PD-L1 Probody therapeutic, CX-072, and the CTLA-4-targeting Probody therapeutics, BMS-986249 and BMS-986288, partnered with Bristol Myers Squibb. For additional information about CytomX Therapeutics, visit www.cytomx.comand follow us on LinkedInand Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of CX-2009 and CX-2029, and the timing of the commencement of clinical trials and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the business, research and clinical operations of CytomX or its partners, including the development of preclinical drug candidates due to delays in and disruption of research activities and the development of clinical drug candidates due to delays  in or disruption of clinical trials, including impacts on the enrollment of patients in clinical trials or other clinical trial disruptions; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-2009, CX-2029, BMS-986249, BMS-986288, and CX-072; CytomX’s reliance on third parties for the manufacture of the company’s product candidates; and possible regulatory developments in the United States and foreign countries.  Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2020. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Probody is a U.S. registered trademark of CytomX Therapeutics, Inc.

Opdivo is a registered trademark of Bristol Myers Squibb.

Investor and Media Contact:

Stern Investor Relations

Stephanie Ascher
stephanie.ascher@sternir.com
212-362-1200

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues	$17,788	$10,712	$83,989	$49,210
Operating expenses:
Research and development	24,049	27,967	90,929	95,178
General and administrative	8,634	8,463	26,886	27,548
Total operating expenses	32,683	36,430	117,815	122,726
Loss from operations	(14,895)	(25,718)	(33,826)	(73,516)
Interest income	200	1,997	1,730	6,854
Other income (expense), net	(15)	22	1	(126)
Loss before income taxes	(14,710)	(23,699)	(32,095)	(66,788)
Benefit from income taxes	—	—	(13,911)	(6)
Net loss	$(14,710)	$(23,699)	$(18,184)	$(66,782)
Net loss per share, basic and diluted	$(0.32)	$(0.52)	$(0.40)	$(1.47)
Shares used to compute net loss per share, basic and diluted	46,195,121	45,418,053	45,992,786	45,294,593
Other comprehensive income (loss):
Unrealized gain (loss) on short-term investments, net of tax	(63)	(99)	(104)	192
Impact of adoption of new accounting pronouncement	—	—	—	11
Comprehensive loss	$(14,773)	$(23,798)	$(18,288)	$(66,579)

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2020	2019
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$176,810	$188,425
Short-term investments	144,266	107,720
Accounts receivable	543	13
Income tax receivable	13,061	—
Prepaid expenses and other current assets	5,625	7,177
Total current assets	340,305	303,335
Property and equipment, net	7,190	7,372
Intangible assets, net	1,203	1,312
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	23,239	25,382
Other assets	1,379	2,015
Total assets	$375,182	$341,282
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,643	$4,158
Accrued liabilities	23,945	30,051
Deferred revenue, current portion	74,445	51,381
Total current liabilities	102,033	85,590
Deferred revenue, net of current portion	202,560	178,858
Operating lease liabilities - long term	22,525	24,871
Other long-term liabilities	—	850
Total liabilities	327,118	290,169
Commitments and contingencies
Stockholders' equity:	—	—
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at September 30, 2020 and December 31, 2019.	—	—
Common stock, $0.00001 par value; 150,000,000 and 75,000,000 shares authorized at September 30, 2020 and December 31, 2019, respectively; 46,223,402 and 45,523,088 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	483,524	468,285
Accumulated other comprehensive (loss) income	(47)	57
Accumulated deficit	(435,414)	(417,230)
Total stockholders' equity	48,064	51,113
Total liabilities and stockholders' equity	$375,182	$341,282

__________________

(1)	The condensed balance sheet as of December 31, 2019 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.